     For Immediate Release
     March 9, 2016

Aleris Reports Fourth Quarter and Full Year 2015 Results
CLEVELAND, Ohio – March 9, 2016 – Aleris Corporation today reported results for the three months and year ended December 31, 2015. Except as otherwise indicated, all amounts reflect the divested recycling and extrusions businesses as discontinued operations.
Fourth Quarter Summary

▪	Adjusted EBITDA of $39 million, in line with the fourth quarter of 2014

▪	Global automotive volumes up 33 percent compared to prior year

▪	Global aerospace volumes up 15 percent compared to prior year

▪	Solid productivity savings in North America and Europe

▪	Challenging metal spread environment caused by continued depressed aluminum price

▪	Lower year-over-year North America building and construction volumes

▪	Stronger U.S. dollar positively impacted Europe profitability

▪	Positive Adjusted EBITDA generated by Asia Pacific
Full Year Summary

▪	Adjusted EBITDA of $223 million, up 26 percent compared to 2014

▪	Completed divestitures of recycling and extrusions businesses for $583 million of net proceeds

▪	Global automotive volumes up 25 percent compared to the prior year

▪	Global aerospace volumes up 12 percent compared to the prior year

▪	Stronger U.S. dollar positively impacted Europe profitability

▪	Liquidity of $435 million as of December 31, 2015; paid down $125 million of Senior Notes
First Quarter 2016 Outlook

▪
Year-over-year performance expected to be moderately lower than prior year, but moderately higher after excluding $10 million related to both first quarter of 2015 currency exchange gains and the impacts of tighter metal spreads in 2016

▪	Global automotive and aerospace volumes expected to exceed prior year

▪	Order patterns trending favorably in North America and Europe

▪	Aleris Operating System expected to drive favorable productivity

“A better than projected fourth quarter caps off a strong 2015, during which we completed the transformation of Aleris into a global rolled products company, a strategy that has been validated by demand growth for both our aerospace and automotive products which has led to enhanced profitability and improved overall performance,” Aleris President and CEO Sean Stack said. “With the successful implementation of our growth projects in Europe and Asia Pacific, and the progress we’ve made on our automotive expansion project in the U.S., we are well-positioned to continue to meet the projected increase in demand from these high-value industries as well as the building and construction industry in North America. We will continue to build on our momentum in 2016 by driving strong execution through our operational excellence initiatives and continued focus on technology and new product development, which will further enable us to serve our customers’ needs.”

	For the three months ended		For the year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped (1)	189	193	822	794
Revenue	$637	$733	$2,918	$2,882
Commercial margin	$278	$294	$1,204	$1,167
Segment income	$49	$56	$240	$242
(Loss) income from continuing operations	$(19)	$92	$(72)	$54
Adjusted EBITDA	$39	$39	$223	$176
(1) Metric tons of finished product shipped excludes slab and billet sales from the Voerde and Koblenz cast houses.
Fourth Quarter 2015 Results
Adjusted EBITDA totaled $39 million for the fourth quarter of 2015 and 2014. Results were impacted by the following:

▪	improved rolling margins in both North America and Europe increased Adjusted EBITDA by approximately $5 million;

▪	productivity savings of $10 million more than offset base inflation of $5 million;

▪	a stronger U.S. dollar contributed to higher margins in Europe and increased Adjusted EBITDA by approximately $6 million;

▪	decreases in commodity pricing, primarily natural gas, increased Adjusted EBITDA by approximately $2 million;

▪
unfavorable scrap spreads in North America caused by continued low aluminum prices and reduced scrap availability, as well as higher slab and hardener prices in Europe, decreased Adjusted EBITDA by approximately $12 million;

▪
a more profitable mix of shipments, including 33 percent higher global automotive volumes and 15 percent higher global aerospace volumes, was offset by a decrease in building and construction volume in North America, resulting in a decrease of approximately $2 million of Adjusted EBITDA; and

▪	2014 benefited from $4 million of one time electricity tax and carbon dioxide emission credits.
Loss from continuing operations for the fourth quarter of 2015 was $19 million compared to income from continuing operations of $92 million for the fourth quarter of 2014. The decrease was primarily related to the following:

▪	the benefit from income taxes in the fourth quarter of 2014 included the the reversal of $146 million of foreign and domestic valuation allowances against deferred tax assets;

▪
an $8 million unfavorable variation in metal price lag ($1 million favorable in the fourth quarter of 2015 compared to $9 million favorable in the fourth quarter of 2014). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses;

▪	a $7 million unfavorable variation in currency exchange losses/gains on debt; and

▪	a $6 million unfavorable change in unrealized gains on derivative financial instruments as a result of LME price movements and derivative settlements.
Partially offsetting these unfavorable items were:

▪	a $14 million reduction in business development costs as a result of the finalization of the sale of the recycling and specification alloys and extrusions businesses in the first quarter of 2015;

▪	an $8 million reduction in interest expense due to lower debt levels and increased capitalized interest;

▪	a $4 million decrease in depreciation expense primarily related to the closure of the Decatur, Alabama facility in the first quarter of 2015;

▪	costs of sales in the fourth quarter of 2014 included an additional $3 million associated with adjusting the inventory acquired in the April 2014 purchase of Nichols Aluminum, LLC to fair value; and

▪	a $2 million decrease in stock compensation expense resulting from the forfeiture of unvested awards upon the departure of senior executives during 2015.
In the fourth quarter of 2015, capital expenditures were $139 million, the majority of which was spent on the Lewisport, Kentucky autobody sheet project and related spending to upgrade critical equipment and capabilities at the facility. That project continues to progress on schedule with shipments anticipated to commence in 2017.
As of December 31, 2015, Aleris had liquidity of $435 million, which consisted of approximately $373 million of availability under our 2015 ABL Facility plus $62 million of cash on hand.
North America
North America segment income decreased to $15 million in the fourth quarter of 2015 from $19 million in the fourth quarter of 2014. Segment Adjusted EBITDA decreased to $12 million in the fourth quarter of 2015 from $19 million in the fourth quarter of 2014. Performance drivers included:

▪	rolling margin expansion increased segment Adjusted EBITDA approximately $4 million;

▪
productivity savings, driven by improved scrap recovery and utilization as well as cost savings associated with our supply chain optimization efforts, increased segment Adjusted EBITDA by approximately $3 million;

▪
a 10 percent overall volume decrease, due primarily to lower building and construction shipments, resulted in a decrease of approximately $6 million in segment Adjusted EBITDA. The reduction in shipments resulted from an uneven North America housing recovery and additional volumes in the prior year as customers placed orders ahead of our announced rolling margin increases; and

▪	unfavorable scrap spreads resulting from low aluminum prices and the related tightening of supply decreased segment Adjusted EBITDA by approximately $7 million.
The decrease in segment income was driven by the factors that drove the decrease in segment Adjusted EBITDA, as well as the impact of recording the acquired inventory of Nichols at fair value, which increased cost of sales by $3 million in the fourth quarter of 2014.

Europe
Europe segment income was $32 million in the fourth quarter of 2015 compared to $37 million in the fourth quarter of 2014. Segment Adjusted EBITDA increased to $34 million in the fourth quarter of 2015 from $31 million in the fourth quarter of 2014. Performance drivers included:

▪
a 13 percent increase in volumes, driven by a 20 percent increase in automotive volumes and a 20 percent increase in regional plate and sheet volume, increased segment Adjusted EBITDA by approximately $3 million;

▪
currency changes increased segment Adjusted EBITDA by approximately $6 million as a result of the favorable impact that the stronger U.S. dollar had on margins and the translation of working capital balances, partially offset by the unfavorable impact on the translation of Euro-based results;

▪
productivity savings of $5 million and commodity deflation of $1 million, resulting from decreased natural gas costs, were partially offset by $3 million of base inflation related primarily to employee costs. Net productivity savings increased segment Adjusted EBITDA by approximately $3 million;

▪	improved rolling margins increased segment Adjusted EBITDA approximately $1 million;

▪	higher slab and hardener prices, as well as decreased availability of scrap, decreased segment Adjusted EBITDA by approximately $5 million; and

▪	one time benefits, including electricity tax and carbon dioxide emission credits, contributed approximately $4 million to the prior year segment Adjusted EBITDA.
The decrease in segment income was driven by an $8 million unfavorable variance in metal price lag due to decreasing aluminum prices during the fourth quarter of 2015 compared to increasing prices during the prior year, partially offset by the factors that drove the increase in segment Adjusted EBITDA.
Asia Pacific
Our Asia Pacific segment reported segment income and segment Adjusted EBITDA of $1 million in the fourth quarter of 2015. Asia Pacific shipped approximately 5,773 tons of plate, including aerospace plate, generating revenue of $27 million during the fourth quarter of 2015. As the segment’s 2014 results were classified as start-up costs, comparisons to the prior year are not meaningful. The segment incurred $3 million of start-up costs during the fourth quarter of 2014. These costs, representing non-recurring losses during the start-up period, are excluded from segment income and segment Adjustment EBITDA.
Full Year Results
Key financial highlights for the year ended December 31, 2015 include:

▪
Revenues of approximately $2.9 billion for the years ended December 31, 2015 and 2014. Factors impacting revenue included a stronger mix of higher value-added products sold, increased rolling margins, revenue from the Nichols acquisition and Asia Pacific segment revenues. These increases were offset by a stronger U.S. dollar, which reduced the translation of Euro-denominated revenue into U.S. dollars, and lower average aluminum prices included in our invoiced prices.

▪
Adjusted EBITDA increased from $176 million in 2014 to $223 million in the current year as a result of stronger margins, increased volumes, a favorable mix of products sold, productivity savings that exceeded inflation, and the stronger U.S. dollar’s impact on margins for European sales denominated in U.S. dollars. Partially offsetting these favorable items were lower scrap spreads in North America and higher raw material prices in Europe.

▪
Loss from continuing operations of $72 million in the current year compared to income from continuing operations of $54 million in 2014. The change was primarily driven by a prior year benefit from income taxes resulting from the reversal of foreign and domestic valuation allowances against deferred tax assets. Also impacting the year-over-year results were an unfavorable variation in metal price lag, unrealized derivative losses, higher restructuring charges and lower currency exchange gains on debt. These decreases were partially offset by the factors that drove the $46 million increase in Adjusted EBITDA, as well as lower interest and stock-based compensation expense.

▪
Cash provided by operating activities totaled $120 million compared to no cash provided by operating activities during the prior year period. The change in operating cash flows resulted primarily from the current year decrease in operating assets due, in part, to declining aluminum prices and improved working capital management in North America, as compared to a prior year increase in operating assets due, in part, to rising aluminum prices.

▪	Capital expenditures increased to $314 million in 2015 from $165 million during the prior year as a result of the spending on the upgrade and expansion at our Lewisport facility.
Full Year Outlook
We expect that total segment income and Adjusted EBITDA will be higher in 2016 than 2015, resulting from improved demand for our automotive, aerospace and building and construction products as well as productivity savings from AOS. These increases should more than offset the impact of weaker scrap spreads and inflation. Segment income may also be favorably impacted by improved metal price lag should aluminum prices remain at current levels or increase. While we are optimistic that recent positive demand trends will continue, our performance will be dependent upon, in part, the performance of the global economy.
First Quarter Outlook
We estimate first quarter 2016 segment income and Adjusted EBITDA will be higher than the fourth quarter of 2015, due to normal seasonality. In addition, we estimate first quarter 2016 performance will be moderately lower than the first quarter of 2015 but moderately higher after excluding approximately $10 million related to both currency gains recorded in the first quarter of 2015 and the impact of tighter metal spreads expected in the first quarter of 2016. The currency gains resulted from a dramatic strengthening of the U.S. dollar in the quarter, which generated gains on the translation of U.S. dollar based working capital balances in Europe. North America metal spreads are expected to be weaker than the prior year due to depressed aluminum prices. Other factors influencing anticipated first quarter 2016 performance include:

▪	Global automotive and aerospace volumes expected to exceed prior year;

▪	Improved North America building and construction and distribution demand expected to be offset by lower truck trailer shipments following record first quarter demand in 2015;

▪	North America and European regional order patterns trending favorably; and

▪	Aleris Operating System expected to drive favorable productivity.
Capital expenditures during the first quarter of 2016 are expected to be higher than the first quarter of 2015 and lower than the fourth quarter of 2015 as work continues on the Lewisport, Kentucky autobody sheet project. We expect full year capital spending of approximately $350 million to $375 million in 2016.

Conference Call and Webcast Information
Aleris will hold a conference call and webcast on March 9, 2016 at 9:00 a.m. Eastern Time. Sean M. Stack, president and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and ask for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions and divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (7) our ability to fulfill our substantial capital investment requirements; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (12) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (13) variability in general economic conditions on a global or regional basis; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (18) our ability to access the credit and capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our 2015 ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing the Senior Notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing the 2015 ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization, and income from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing the Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the 2015 ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

About Aleris

Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenues	$637.0	$733.0	$2,917.8	$2,882.4
Cost of sales	593.9	681.1	2,702.9	2,634.9
Gross profit	43.1	51.9	214.9	247.5
Selling, general and administrative expenses	44.8	66.0	203.5	221.9
Restructuring charges	1.6	1.3	10.3	2.8
Losses (gains) on derivative financial instruments	4.5	(0.8)	6.9	10.9
Other operating expense, net	0.6	0.1	2.5	0.2
Operating (loss) income	(8.4)	(14.7)	(8.3)	11.7
Interest expense, net	19.4	27.1	94.1	107.4
Other income, net	(2.3)	(7.0)	(7.4)	(20.0)
Loss from continuing operations before income taxes	(25.5)	(34.8)	(95.0)	(75.7)
Benefit from income taxes	(6.8)	(126.9)	(22.7)	(129.5)
(Loss) income from continuing operations	(18.7)	92.1	(72.3)	53.8
Income from discontinued operations, net of tax	6.1	3.7	121.1	34.2
Net (loss) income	(12.6)	95.8	48.8	88.0
Net income from discontinued operations attributable to noncontrolling interest	—	0.1	0.1	0.9
Net (loss) income attributable to Aleris Corporation	$(12.6)	$95.7	$48.7	$87.1

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Segment income:
North America	$14.9	$18.9	$107.9	$94.6
Europe	32.3	37.0	131.8	147.6
Asia Pacific	1.3	—	—	—
Total segment income	48.5	55.9	239.7	242.2

Depreciation and amortization	(30.9)	(35.3)	(123.8)	(123.2)
Other corporate general and administrative expenses	(9.3)	(28.1)	(48.4)	(77.8)
Restructuring charges	(1.6)	(1.3)	(10.3)	(2.8)
Interest expense, net	(19.4)	(27.1)	(94.1)	(107.4)
Unallocated (losses) gains on derivative financial instruments	(4.2)	1.4	(30.2)	5.4
Unallocated currency exchange (losses) gains	(2.1)	4.9	1.2	12.6
Start-up costs	(6.5)	(5.3)	(21.1)	(24.5)
Other income (expense), net	—	0.1	(8.0)	(0.2)
Loss from continuing operations before income taxes	$(25.5)	$(34.8)	$(95.0)	$(75.7)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Metric tons of finished product shipped:
North America	108.5	121.0	492.8	482.0
Europe (1)	78.9	69.7	313.6	301.6
Asia Pacific	5.8	3.9	21.8	12.8
Intersegment shipments	(4.2)	(1.1)	(5.8)	(2.6)
Total metric tons of finished product shipped	189.0	193.5	822.4	793.8

Revenues:
North America	$306.9	$413.4	$1,532.8	$1,561.8
Europe	310.7	333.1	1,335.3	1,402.4
Asia Pacific	27.2	15.8	96.4	52.7
Intersegment revenues	(7.8)	(29.3)	(46.7)	(134.5)
Total revenues	$637.0	$733.0	$2,917.8	$2,882.4

Commercial margin:
North America	$127.3	$149.3	$597.4	$569.0
Europe	141.0	144.4	568.8	597.6
Asia Pacific	9.6	—	38.2	—
Total commercial margin	$277.9	$293.7	$1,204.4	$1,166.6

Commercial margin per metric ton:
North America	$1,174.0	$1,234.5	$1,212.1	$1,180.4
Europe	1,786.5	2,070.1	1,813.9	1,981.6
Asia Pacific	1,661.0	*	1,748.6	*

Segment Adjusted EBITDA:
North America (2)	$11.9	$19.0	$109.1	$96.0
Europe	34.1	30.5	149.3	120.7
Asia Pacific	1.3	—	—	—
Corporate	(8.0)	(11.0)	(35.6)	(40.2)
Total Adjusted EBITDA	$39.3	$38.5	$222.8	$176.5

Segment Adjusted EBITDA per ton shipped:
North America	$110.1	$157.4	$221.0	$199.1
Europe	432.3	437.6	476.0	400.3
Asia Pacific	224.1	*	*	*
Aleris Corporation	208.1	199.0	270.9	222.3

* Result is not meaningful.
(1) Finished product shipped excludes slab and billet sales from the Voerde and Koblenz cast houses.
(2) During the first quarter of 2015, in order to improve consistency in the calculation of metal price lag across the segments, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change increased the amount of favorable (unfavorable) metal price lag reported for the North America segment for the three months and year ended December 31, 2015 by approximately $0.4 million and $(14.5) million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	December 31, 2015	December 31, 2014
Current Assets
Cash and cash equivalents	$62.2	$28.6
Accounts receivable (net of allowances of $7.7 and $6.5 at December 31, 2015 and December 31, 2014, respectively)	216.2	271.0
Inventories	480.3	627.9
Prepaid expenses and other current assets	28.7	44.9
Assets of discontinued operations - current	—	385.5
Total Current Assets	787.4	1,357.9
Property, plant and equipment, net	1,138.7	942.9
Intangible assets, net	38.9	44.0
Deferred income taxes	112.6	168.7
Other long-term assets	85.5	72.4
Assets of discontinued operations - long-term	—	267.1
Total Assets	$2,163.1	$2,853.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$223.2	$268.2
Accrued liabilities	233.8	183.3
Current portion of long-term debt	8.7	3.3
Liabilities of discontinued operations - current	—	193.2
Total Current Liabilities	465.7	648.0
Long-term debt	1,112.2	1,474.9
Deferred income taxes	2.5	0.4
Accrued pension benefits	149.1	178.7
Accrued postretirement benefits	38.8	46.4
Other long-term liabilities	67.6	49.2
Liabilities of discontinued operations - long-term	—	156.4
Total Long-Term Liabilities	1,370.2	1,906.0
Redeemable noncontrolling interest	—	5.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,768,819 and 31,281,513 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	421.9	414.1
Retained earnings	87.7	39.1
Accumulated other comprehensive loss	(182.7)	(160.9)
Total Aleris Corporation Equity	327.2	292.6
Noncontrolling interest	—	0.7
Total Equity	327.2	293.3
Total Liabilities and Equity	$2,163.1	$2,853.0

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Operating activities
Net (loss) income	$(12.6)	$95.8	$48.8	$88.0
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	30.9	45.4	123.8	157.6
(Benefit from) provision for deferred income taxes	(28.7)	(127.8)	34.5	(132.0)
Stock-based compensation expense	1.0	2.9	4.8	13.8
Unrealized losses (gains) on derivative financial instruments	4.4	0.9	28.1	(6.5)
Amortization of debt issuance costs	1.6	1.6	6.6	7.4
Net loss (gain) on sale of discontinued operations	5.7	—	(191.7)	—
Other	1.5	6.3	(8.2)	1.7
Changes in operating assets and liabilities:
Change in accounts receivable	82.0	114.8	(31.3)	(34.1)
Change in inventories	11.2	(62.0)	128.0	(171.5)
Change in other assets	4.1	(11.4)	3.8	(14.2)
Change in accounts payable	(45.3)	(30.6)	(18.6)	78.6
Change in accrued liabilities	(7.7)	0.8	(9.1)	11.2
Net cash provided by operating activities	48.1	36.7	119.5	—
Investing activities
Payments for property, plant and equipment	(138.5)	(55.8)	(313.6)	(164.8)
Proceeds from the sale of businesses, net of cash transferred	0.3	—	587.4	—
Purchase of a business	—	—	—	(107.4)
Other	(0.3)	(1.2)	(0.1)	6.9
Net cash (used) provided by investing activities	(138.5)	(57.0)	273.7	(265.3)
Financing activities
Proceeds from revolving credit facilities	—	101.6	159.5	458.4
Payments on revolving credit facilities	(0.2)	(81.0)	(380.8)	(210.0)
Payments on the Senior Notes	—	—	(125.0)	—
Net (payments on) proceeds from other long-term debt	(6.0)	(0.6)	(6.4)	(0.3)
Debt issuance costs	(0.2)	—	(4.6)	—
Other	(1.5)	(0.3)	(2.6)	(2.0)
Net cash (used) provided by financing activities	(7.9)	19.7	(359.9)	246.1
Effect of exchange rate differences on cash and cash equivalents	(4.3)	(1.2)	(7.1)	(4.9)
Net (decrease) increase in cash and cash equivalents	(102.6)	(1.8)	26.2	(24.1)
Cash and cash equivalents at beginning of period	164.8	37.8	36.0	60.1
Cash and cash equivalents at end of period	62.2	36.0	62.2	36.0
Cash and cash equivalents included within assets of discontinued operations - current	—	(7.4)	—	(7.4)
Cash and cash equivalents of continuing operations	$62.2	$28.6	$62.2	$28.6

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net (Loss) Income Attributable to Aleris Corporation and
Cash Flows Provided by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Adjusted EBITDA of continuing operations	39.3	38.5	222.8	176.5
Unrealized (losses) gains on derivative financial instruments of continuing operations	(4.4)	1.4	(30.1)	5.4
Impact of recording inventory at fair value through purchase accounting	—	(2.5)	—	(8.1)
Restructuring charges	(1.6)	(1.3)	(10.3)	(2.8)
Unallocated currency exchange (losses) gains on debt	(2.1)	4.7	1.0	12.0
Stock-based compensation expense	(1.0)	(2.9)	(4.8)	(13.8)
Start-up costs	(6.5)	(5.3)	(21.1)	(24.5)
Favorable (unfavorable) metal price lag	1.2	8.8	(18.6)	33.7
Other	(0.1)	(13.9)	(16.1)	(24.4)
EBITDA	24.8	27.5	122.8	154.0
Interest expense, net	(19.4)	(27.1)	(94.1)	(107.4)
Benefit from income taxes	6.8	126.9	22.7	129.5
Depreciation and amortization from continuing operations	(30.9)	(35.3)	(123.8)	(123.2)
Income from discontinued operations, net of tax	6.1	3.7	121.1	34.2
Net (loss) income attributable to Aleris Corporation	(12.6)	95.7	48.7	87.1
Net income from discontinued operations attributable to noncontrolling interest	—	0.1	0.1	0.9
Net (loss) income	(12.6)	95.8	48.8	88.0
Depreciation and amortization	30.9	45.4	123.8	157.6
Benefit from deferred income taxes	(28.7)	(127.8)	34.5	(132.0)
Stock-based compensation expense	1.0	2.9	4.8	13.8
Unrealized losses (gains) on derivative financial instruments	4.4	0.9	28.1	(6.5)
Amortization of debt issuance costs	1.6	1.6	6.6	7.4
Net loss (gain) on sale of discontinued operations	5.7	—	(191.7)	—
Other	1.5	6.3	(8.2)	1.7
Change in operating assets and liabilities:
Change in accounts receivable	82.0	114.8	(31.3)	(34.1)
Change in inventories	11.2	(62.0)	128.0	(171.5)
Change in other assets	4.1	(11.4)	3.8	(14.2)
Change in accounts payable	(45.3)	(30.6)	(18.6)	78.6
Change in accrued liabilities	(7.7)	0.8	(9.1)	11.2
Net cash provided by operating activities	$48.1	$36.7	$119.5	$—

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
North America
Segment income	$14.9	$18.9	$107.9	$94.6
Impact of recording inventory at fair value through purchase accounting	—	2.5	—	8.1
(Favorable) unfavorable metal price lag (1)	(3.0)	(2.4)	1.1	(6.8)
Segment Adjusted EBITDA (2)	$11.9	$19.0	$109.1	$96.0

Europe
Segment income	$32.3	$37.0	$131.8	$147.6
Unfavorable (favorable) metal price lag	1.8	(6.4)	17.4	(26.9)
Segment Adjusted EBITDA (2)	$34.1	$30.5	$149.3	$120.7

Asia Pacific
Segment income	$1.3	$—	$—	$—
Segment Adjusted EBITDA (3)	1.3	—	—	—

(1) During the first quarter of 2015, in order to improve consistency in the calculation of metal price lag across the segments, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change increased the amount of favorable (unfavorable) metal price lag reported for the North America segment for the three months and year ended December 31, 2015 by approximately $0.4 million and $(14.5) million, respectively.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
North America
Revenues	$306.9	$413.4	$1,532.8	$1,561.8
Hedged cost of metal	(176.6)	(261.7)	(936.5)	(986.0)
(Favorable) unfavorable metal price lag (1)	(3.0)	(2.4)	1.1	(6.8)
Commercial margin	$127.3	$149.3	$597.4	$569.0

Europe
Revenues	$310.7	$333.1	$1,335.3	$1,402.4
Hedged cost of metal	(171.5)	(182.3)	(783.9)	(777.9)
Unfavorable (favorable) metal price lag	1.8	(6.4)	17.4	(26.9)
Commercial margin	$141.0	$144.4	$568.8	$597.6

Asia Pacific
Revenues	$27.2	$15.8	$96.4	$52.7
Hedged cost of metal	(17.6)	(15.8)	(58.2)	(52.7)
Commercial margin	$9.6	$—	$38.2	$—

Aleris Corp
Revenues	$637.0	$733.0	$2,917.8	$2,882.4
Hedged cost of metal	(357.9)	(430.5)	(1,732.1)	(1,682.1)
(Favorable) unfavorable metal price lag	(1.2)	(8.8)	18.6	(33.7)
Commercial margin	$277.9	$293.8	$1,204.3	$1,166.6

(1) During the first quarter of 2015, in order to improve consistency in the calculation of metal price lag across the segments, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change increased the amount of favorable (unfavorable) metal price lag reported for the North America segment for the three months and year ended December 31, 2015 by approximately $0.4 million and $(14.5) million, respectively.